Exhibit 99

Derma Sciences Finalizes Licensing Agreement for Worldwide Rights to
MEDIHONEY®

PRINCETON, NJ, February 25, 2010 – (PR Newswire) — Derma Sciences, Inc. (NASDAQ: DSCI), a specialty medical device/pharmaceutical company focused on advanced wound care, today announced that it has finalized a definitive set of agreements with Comvita New Zealand Ltd. (Comvita) of Paengaroa, New Zealand, giving Derma Sciences perpetual and exclusive worldwide licensing rights for Medihoney® professional wound care and skin products covering distribution and sales to all markets outside of the over the counter (OTC) market.

In addition to a License Agreement and Restraint Agreement, Derma Sciences and Comvita also entered into several other related agreements, including a Collaborative Research and Development Agreement, a Medical Honey Supply Agreement, and a Manufacturing Agreement pursuant to which Derma Sciences will manufacture Medihoney® brand OTC products for Comvita.

Pursuant to the License Agreement and related Restraint Agreement, Derma Sciences will pay to Comvita $2.25M in U.S. dollars, issue Comvita 400,000 shares of its common stock, issue Comvita 133,333 warrants to purchase its common stock at an exercise price of $5.50 per share, and issue to Comvita 100,000 warrants to purchase its common stock at a price of $6.25 per share.

In addition, the License Agreement calls for royalty payments on all sales and additional payments to Comvita if certain Medihoney® net sales milestones are achieved over the course of the License. The license rights may be terminated or rendered non-exclusive by Comvita if Derma Sciences fails to meet certain minimum royalty requirements.

Edward J. Quilty, Chairman and CEO of Derma Sciences, said, “Ever since our Medihoney® product launch in 2007 into North and South America, Derma Sciences has experienced great success with this product.  With this license agreement now finalized, we can focus on expanding our global strategy and growing the Medihoney® brand worldwide.”

Comvita CEO Brett Hewlett said, “Comvita and Derma Sciences have worked long and hard to get this agreement in place, and we are very happy to have overcome the obstacles created by the global economic downturn.  Derma is the best possible partner for us because of its deep knowledge of the Advanced Wound Care markets, and sophisticated use of MEDIHONEY® in dressings.”

At its meeting on February 18, 2010, Mr. Hewlett was appointed to Derma Sciences’ Board of Directors.

About Derma Sciences, Inc.
Derma Sciences is a global manufacturer and marketer of advanced wound care products. Its key product, MEDIHONEY®, is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale randomized controlled trial on leg ulcers. Other key novel products introduced into the $14 billion global wound care market include XTRASORB™ for better management of wound exudate, and BIOGUARD™ for infection prevention.  Derma also has in development DSC127, a novel pharmaceutical for accelerated wound healing and scar reduction.  DSC127, an angiotensin analog, has shown positive healing results in multiple pre-clinical animal models.  One possible mode of action of the drug is the up-regulation of mesenchymal stem cells at the wound site.  Derma expects to announce the endpoint results from this study during Q3 of 2010.

About Comvita New Zealand Ltd.
Comvita is a premium healthcare product and life sciences company established in 1974 by Claude Stratford and Alan Bougen. Its raw materials are mainly honey products and other bee-related products such as pollen and the antibacterial resin propolis. Goods are processed locally in two purpose-built manufacturing facilities and distributed globally.

The manufacture and distribution of premium grade Manuka honey is one of Comvita's core activities, and the honey is sold in thousands of health stores and other retail outlets around the globe. Comvita is also diversifying into other natural health care lines.

Forward-Looking Statements
Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's fillings with the Securities and Exchange Commission.

Contact:
Derma Sciences, Inc.
John E. Yetter
Vice President and CFO
jyetter@dermasciences.com
(609) 514- 4744

The Investor Relations Group
212-825-3210
Jason Strominger (Investor Relations)
Janet Vasquez (Media Relations)